LIST OF SUBSIDIARIES

Name of consolidated	State or other jurisdiction of incorporation or organization	Date of incorporation or formation (date of acquisition, if applicable)	Attributable Interest
subsidiary or entity

Community Economic Capital LLC	California	3/22/2019	100%